EXHIBIT 5.1      OPINION OF COUNSEL AND CONSENT September 28, 2000

Board of Directors
Morgan Clark Management, Inc.
3700 Susan St., Ste. 200
Santa Ana, CA 92704

Re: Morgan Clark Management, Inc.

Gentlemen:

The undersigned is counsel for Morgan Clark Management, Inc. I have been requested to render an opinion on the tradeability of the 50,000 shares of Morgan Clark proposed to be sold pursuant the Morgan Clark's Registration Statement on Form SB-2. In rendering this opinion, I have reviewed Morgan Clark's Registration on Form SB-2, Morgan Clark's Form 10SB, the Articles of Incorporation and By-Laws and other corporate documents. All representations made to me in Morgan Clark documents and by company officers and directors are deemed to be accurate. It is my opinion that the shares to be issued will be free trading shares. It is further my opinion that:

1. Morgan Clark is a corporation duly organized, validly existing and in good standing and is qualified to do business in each jurisdiction in which such qualification is required.

2. That the shares of common stock to be issued by Morgan Clark have been reserved and, when issued, will be duly and properly approved by Morgan Clark's Board of Directors.

3. That the shares of stock, when and as issued, will be fully paid and non-assessable, and will be a valid and binding obligation of the corporation.

4. That the shares of common stock have not been but will be registered under the Securities Act of 1933, as amended (the "Act"), and will be registered by coordination with or exempt from the securities laws of the state jurisdictions in which they will be sold.

I hereby consent to the use of this opinion in Morgan Clark's Registration Statement on Form SB-2. Please feel free to contact the undersigned should you have any further questions regarding this matter.

Very truly yours,

Sandra S. Sawyer
SANDRA S. SAWYER
Attorney at Law